Exhibit 10.14

Dated this 20 day of February 2025

Between

MALAYSIAN COMMUNICATIONS

AND MULTIMEDIA COMMISSION

And

DNF GROUP SDN. BHD.

[Company Registration No.: 200801028476 (829803-X)]

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AGREEMENT FOR THE APPOINTMENT OF SUKE TV AS A MEDIA PLATFORM
FOR THE PROMOTION AND PUBLICITY OF MCMC POLICIES, INITIATIVES AND

PROGRAMMES

Contract Reference No.: 202502058031

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This Agreement is made on the 20 day of February 2025

BETWEEN

MALAYSIAN COMMUNICATIONS AND MULTIMEDIA COMMISSION, a body corporate duly established under the Malaysian Communications and Multimedia Commission Act 1998 [Act 589] with its principal address at MCMC HQ Tower 1, Jalan Impact, Cyber 6, 63000 Cyberjaya, Selangor Darul Ehsan (hereinafter referred to as the “Commission” or “MCMC”) of the one part;

AND

DNF GROUP SDN. BHD. [Company Registration No.: 200801028476 (829803-X)]; a company incorporated in Malaysia, having its registered address at No. 64, Persiaran 65C, Pekeliling Business Centre, 53000 Wilayah Persekutuan Kuala Lumpur and its business address at L-10-01, Wisma IAV, No. 86, Jalan Pasar, Pudu 55100 Wilayah Persekutuan Kuala Lumpur (hereinafter referred to as the “Company”) of the other part.

The Commission and Company may hereinafter be individually referred to as “Party” or collectively as “Parties”.

RECITAL

A.	Based on the evaluation of the Company’s proposal dated 20 June 2024, the Commission issued a Letter of Award dated 3 February 2025 (hereinafter referred to as the “LOA”) to appoint the Company for the provisioning of the Services (as defined herein) in accordance with the Scope of Services (as defined herein).

B.	The Parties hereby agree to enter into this Agreement whereby the Company shall perform the Services in consideration of the Fees (as defined herein) and upon the terms and conditions set out in this Agreement.

NOW THEREFORE the Parties hereby agree as follows:

1	DEFINITIONS

1.1	In this Agreement unless the context requires otherwise, the following terms shall have the following meanings:

“Authorised Person”	means any other party including but not limited to a subsidiary, an entity owned or controlled by the Company, any independent company or any subcontractor or agent prior consented by the Commission to be assigned or subcontracted with the Services by the Company under this Agreement;

“Commencement Date”	means the date for the commencement of the Services;

“Confidential Information”	means all technical, financial, commercial, procedural, operational and other information or data (including but not limited to the Commission’s all minutes, notes, agreements, files, books, logs, charts, records, studies, reports, schedules, plans and statistical information), relating to know-how or technology owned or developed by or on behalf of or licensed by or to the Commission, which is either marked “Confidential” or other similar marking or is known by the Company to be considered confidential and proprietary, by the Commission; or deemed as confidential or secret under the laws of Malaysia and the disclosure of which would be detrimental to the business affairs, services, strategic or marketing plans of the Commission, furnished or disclosed to the Company by the Commission or acquired by the Company directly or indirectly from the Commission in any form whatsoever (including but not limited to disclosure made in writing, orally or in any other form and such term shall also include all copies and extracts of the Confidential Information, all computer-generated studies and data containing the Confidential Information and all and any written summaries of the Confidential Information prepared by or for the benefit of the Commission;

“Company’s Personnel”	means employees including the Project Leader of the Company performing the obligations on behalf of the Company pursuant to this Agreement;

“End Date”	means the end date of the Services;

“Fees”	means the monies payable to the Company by the Commission for the Services rendered;

“Performance Bond”

means an irrevocable and unconditional bond in the form of a bank draft or bankers’ guarantee issued by a financial institution incorporated in Malaysia licensed under the Financial Services Act 2013 [Act 758] or Islamic Financial Services Act 2013 [Act 759] to be made payable to Suruhanjaya Komunikasi dan Multimedia Malaysia or in any other form as mutually agreed between the Commission and the Company in order to secure the due performance of the Services and all the obligations under this Agreement;

“Project Leader”	means the person appointed by the Commission to supervise the undertaking of the Services by the Company and includes such other person nominated by the Project Leader temporarily in the case of his/her absence;

“Project Manager”	means the person appointed by the Company to be in charge of its personnel and will liaise with the Commission in respect of the Services;

“Scope of Services”	means the identified scope for the provisioning of the Services undertaken by the Company;

“Services”	means the appointment of SUKE TV as a media platform for the promotion and publicity of MCMC policies, initiatives and programmes, as further stipulated in the Scope of Services and all other incidental and/or ancillary tasks as agreed by the Parties, pursuant to the implementation of this Agreement;

“Tax”	means all forms of taxation, including the Sales and Service Tax (SST) and any other taxes as may be imposed by the Government from time to time, on any monies payable to the Company in respect of the Fees made thereunder; and

“Term”	means the period of this Agreement, from and including the Commencement Date until the End Date (as may be extended by the Parties in accordance with the terms and conditions of the Agreement).

1.2	In this Agreement, except to the extent that the context otherwise requires:

(a)	words denoting the singular number shall include the plural and vice-versa;

(b)	words denoting an individual shall include corporations and vice-versa;

(c)	words denoting any gender shall include all genders;

(d)	words denoting persons include corporations and vice versa and also include their respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be;

(e)	where a word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

(f)	references to clauses and schedules are, unless otherwise stated, references to clauses and schedules to this Agreement. The Schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement;

(g)	any reference to “this Agreement” is a reference to this Agreement (including the schedules, annexures and appendices), as may be amended, modified and varied from time to time in accordance with the provisions of this Agreement;

(h)	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted and any reference to any agreement or instrument shall refer to that agreement or instrument as amended, modified and varied from time to time;

(i)	unless otherwise provided,

(i)	reference to “day” is to be construed as a calendar day;

(ii)	reference to “Business Day” is to be construed as a day in which commercial banks in Selangor Darul Ehsan are normally open for business and excludes Saturday, Sunday and gazetted public holiday;

(iii)	if any period of time is to begin from a given day, it is to be calculated exclusive of that day; and

(iv)	if any period of time is to commence or expire on a given day and that day falls on a day which is not a Business Day, then that period is deemed to only commence or expire on the next Business Day;

(j)	the headings inserted before the clauses herein were inserted for convenience only and shall not affect the interpretation of this Agreement; and

(k)	the recitals, schedules and appendices of this Agreement are to be read as a whole and the effect or operation of any item in the appendices must therefore unless otherwise specifically stated to be read subject to any relevant qualification or modifications in any other article or any of the clauses in this Agreement.

2	APPOINTMENT

2.1	The Commission hereby appoints the Company to carry out the Services during the Term, and the Company hereby accepts the appointment on the terms and conditions hereinafter set forth in consideration of the payment of the Fees.

2.2	It is hereby acknowledged that for the purpose of ensuring the timely performance of the Services, the Company shall commence the Services upon the Commencement Date as stipulated in Item 1 of Schedule B to this Agreement and shall end on the End Date as stipulated in Item 2 of Schedule B to this Agreement.

2.3	The Company shall carry out the Services in accordance with the Scope of Services as referred to in Schedule A to this Agreement.

3	PERFORMANCE BOND

3.1	The Company shall submit to the Commission the Performance Bond, in favour of the Commission, for the sum equivalent to five percent (5%) of the Fees.

3.2	The Performance Bond shall be kept valid from the date of issuance until at least six (6) months after the expiry of the Term or after the date the Services is certified by the Commission as having been completed in accordance with the terms and conditions contained herein to the satisfaction of the Commission, whichever is later.

3.3	The Performance Bond shall be released by the Commission upon the expiry of the period stipulated in subclause 3.2 above.

3.4	Without prejudice and in addition to the remedies herein provided, the Commission shall be entitled at its discretion at any time to call upon the Performance Bond, wholly or partially, if the Company breaches or fails to perform any of its obligations under this Agreement.

3.5	If a payment is made to the Commission pursuant to any claim under the Performance Bond, the Company shall issue to the Commission further security in the form of additional performance bond or bonds so that the total sum of the Performance Bond shall be maintained at all times at the value specified in subclause 3.1 above.

4	FEES AND PAYMENT TERMS

4.1	Fees

The Fees payable throughout the Term shall be fixed at the rate specified in Item 3 of Schedule B to this Agreement unless the Parties revise the Fees by mutual agreement in writing.

4.2	Payment

(a)

In consideration of the Company carrying out and completing the Services and all other tasks incidental and/or ancillary to it as required under the terms and conditions contained in this Agreement, the Commission hereby agrees to pay to the Company the Fees in the manner as set out in the payment schedule as provided in Item 4 of Schedule B to this Agreement, subject to the fulfilment of the following conditions:

(i)	the execution of this Agreement by the Parties and the stamping of the same;

(ii)	the receipt and acceptance of the Performance Bond by the Commission;

(iii)	in relation to instances where an inspection and verification by the Commission is required under this Agreement, upon the verification of Services done and written confirmation by the Project Leader that the Company has fulfilled its obligations under this Agreement; and

(iv)	the receipt and verification by the Commission of all original invoices, delivery orders and bills from the Company, as the case may be.

(b)	The Commission shall, upon being satisfied that the invoice is fully substantiated by the Company, within thirty (30) days after the receipt of the appropriate original invoice, cause to be paid the relevant payment to the Company.

(c)	Notwithstanding paragraphs 4.2(a) and (b) above, the Commission may, within fourteen (14) days upon receipt of invoice from the Company and by giving written notice to the Company, withhold the payment of the Fees or any part thereof at any time if the Commission is of the opinion that the Services are not in compliance with the specifications and other requirements set out in Schedule A to this Agreement or the progress of the Services or any part thereof fails to measure up to the aggregate payments to be made to date.

(d)	The Company may apply to the Commission to review its decision to withhold the payment of the Fees or any part thereof by submitting any relevant document and other documentary evidence to substantiate its claim within fourteen (14) days after receiving the aforesaid written notice from the Commission. The Commission’s decision on the application shall be final and conclusive.

(e)	The final payment of the Fees shall be made by the Commission only after all parts of the Services under this Agreement have been validated and certified as satisfactory and shall be made in accordance with Item 4 of Schedule B to this Agreement.

(f)	Any amount which the Commission has paid or caused to be paid in accordance with this clause in excess of the sum actually incurred or payable hereunder shall be reimbursed by the Company to the Commission within thirty (30) days after receipt by the Company of a notice thereof.

(g)	Payments in respect of the Fees shall be made in Ringgit Malaysia and shall be treated as full payment of the amount due to the Company pursuant to the terms and conditions contained in this Agreement. For the avoidance of doubt, the Fees payable under this Agreement is inclusive of the Tax.

4.3	Rights to Deduction / Set off

Nothing in this Agreement shall limit or restrict in any way the rights of deduction or set off which the Commission may have under this Agreement or otherwise at law. The Commission shall notify the Company in writing prior to any deduction or set off.

5	THE COMPANY’S COVENANTS

5.1	The Company hereby acknowledges that it has been supplied sufficient information pertaining to the Services to be carried out under this Agreement.

5.2	The Services shall be carried out as follows:

(a)	Professional diligence

(i)	The Company shall carry out the Services in an expedient manner during the Term;

(ii)	The Company shall carry out the Services with diligence and efficiency;

(iii)	The Company shall provide the Services in accordance with sound principles and practices in the information technology industry;

(iv)	The Company shall devote sufficient time and attention to the Services and ensure that the Services complies with the timeline set out by the Commission and all other requirements of the Commission regarding the same as may be communicated from time to time; and

(v)	The Company shall carry out the Services in such reasonable manner and shall always safeguard and protect the Commission’s interests and obligations under this Agreement.

(b)	The Company’s Personnel

(i)	The Company’s Personnel consist of the persons stated in Item A of Schedule C to this Agreement;

(ii)	The Company shall provide suitably qualified and experienced personnel acceptable to the Commission to carry out the Services with skills and workmanship; and

(iii)	In the event that any of the Company’s Personnel is found by Commission to be unsuitable in discharging his assigned duties, The Company shall at the request of the Commission forthwith provide a replacement with qualifications and experience acceptable to the Commission.

(c)	Project Manager

(i)	The Company will ensure that the Project Manager is present throughout the Term. The Project Manager shall take charge and supervise the Company’s Personnel in terms of services, discipline and all other related matters so as to ensure the smooth progress of the performance of the Services; and

(ii)	The Project Manager shall be responsible for liaison between the Company and the Commission. For avoidance of doubt, the Project Manager reports directly to the Project Leader.

(d)	Approvals

The Company shall apply, obtain and maintain all necessary permits, licenses, consents and approvals from the relevant authorities for the Services to be carried out (if so required).

(e)	Compliance

(i)	The Company shall comply with and observe all laws for the time being in force and any regulations, rules, orders, directives, requirements or requests made there under affecting the Services;

(ii)	The Company shall observe and perform all the terms and conditions contained in this Agreement on the part of the Company to be observed and performed; and

(iii)	Unless otherwise specifically provided in this Agreement or agreed to or instructed by the Commission, where any part of the Services is to be carried out at the Commission’s office, the Company shall carry out the Services within the Normal Business Hours of the Commission. In this provision, the term “Normal Business Hours” shall mean the hours between 8.00am to 5.00pm from Monday to Friday.

6	THE COMPANY’S REPRESENTATIONS AND WARRANTIES

6.1	The Company hereby represents to the Commission as follows:

(a)	Power and Authorization

(i)	It has the power to enter into and perform its obligations under this Agreement and to carry out the transactions and carry on its business as contemplated by this Agreement;

(ii)	it has taken all necessary actions to authorize the entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement; and

(iii)	this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable in accordance with its terms and conditions.

(b)	The Commission’s Requirements

(i)	The Company is aware of the Commission’s requirements and intended uses of the Services and hereby represents that the Services conforms to the Commission’s requirement and are fit for such intended use;

(ii)	The Services to be carried out within the Term under this Agreement will satisfy the performance specifications and other requirements of this Agreement; and

(iii)	The Services corresponds to the description, quality, quantity and is fit for the purposes of this Agreement.

(c)	Competence

It has the necessary technical competence and expertise and financial capability to fulfil its obligations under this Agreement.

6.2	The Company further warrants that no litigation, arbitration, tax claim, dispute or administrative proceeding is presently current or pending or, to its knowledge, threatened, before any court, administrative body, tribunal or arbitrator, which is likely to have a material adverse effect upon it or its ability to perform its obligations under this Agreement.

6.3	The Company further warrants that in the performance of its obligations herein:

(a)	the Company shall not engage, directly or indirectly, in a transaction that involves proceeds of any unlawful activity, as defined under the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (AMLA);

(b)	any form of security which will be issued in favour of the Commission shall come from a lawful source of activity and not unlawful activities;

(c)	the Company shall not acquire, receive, possess, disguise, transfer, convert, exchange, carry, dispose, use, remove from or bring into Malaysia proceeds of any unlawful activity; and/or

(d)	the Company shall not conceal, disguise or impede the establishment of the true nature, origin, location, movement, disposition, title, rights with respect to, or ownership of, proceeds of any unlawful activity.

7	THE COMMISSION’S COVENANTS

7.1	The Commission shall:

(a)	pay to the Company the Fees in accordance with clause 4 of this Agreement; and

(b)	observe and perform all the terms and conditions contained in this Agreement on the part of the Commission to be observed and performed.

7.2	The Commission’s team / Project Leader

(a)	The Commission shall provide a team as per Item B of Schedule C to this Agreement, headed by the Project Leader who will be responsible for liaison between the Commission and the Company in respect of the Services;

(b)	The Project Leader acts as the main person to co-ordinate the performance of the Services by the Company but shall not be responsible for the day to day supervision of the Company’s Personnel; and

(c)	The members of the Commission’s team:

(i)	shall assist the Project Leader appointed by the Commission to carry out any work required on the part of the Commission in relation to the Services; and

(ii)	may be substituted or added at the Commission’s own discretion and the same shall be notified accordingly to the Company.

8	RELIANCE ON COVENANTS, REPRESENTATIONS AND WARRANTIES

The Company hereby acknowledges that the Commission has entered into this Agreement in reliance on the Company’s covenants, representations and warranties as stated in clauses 5 and 6 of this Agreement.

9	REPORT AND RECORD KEEPING

9.1	The Company shall provide the Commission with written progressive reports (hereinafter referred to as “Progress Report”) and pictures and/or images of the work done (if any) in respect of the Services. The Progress Report shall be submitted to the Commission as and when required by the Commission in a format as may be specified and/or agreed to, by the Commission.

9.2	The Company shall keep accurate, systematic and up-to-date records and book of accounts in respect of the Services done and deliverables to be given under this Agreement in such form and detail as is customary in the profession or as may be required by the Commission from time to time as shall be sufficient to establish accurately that the Fees referred to in clause 4 of this Agreement is due and payable.

9.3

The Company shall permit the duly authorised representative of the Commission from time to time and at any time to inspect the Services done by the Company including inter alia the information collected, progress made on the Services as well as correspondences, records and book of accounts relating to the Services and to make copies thereof and shall permit the Commission or any person authorised by the Commission, from time to time, to audit such records and accounts during and after the Term.

10	INFORMATION AND ACCESS

10.1	The Commission may provide the Company with all information the Commission deems necessary to enable the Company to carry out its obligations under this Agreement.

10.2	All information exchanged pursuant to this Agreement and the Services shall be deemed confidential and clause 15 of this Agreement will be applicable.

11	ASSIGNMENT AND SUBCONTRACTS

11.1	Save and except for the Authorised Person, the Company shall not assign or transfer its benefits, rights or obligations related to the Services as specified under this Agreement, or any part thereof for any purpose whatsoever, to any third party without the Commission’s prior written consent.

11.2	It is understood that the approval by the Commission to the assignment of any part of this Agreement to the Authorised Person or any third party under subclause 11.1 above to carry out any part of the Services shall not relieve the Company of any of its obligations under this Agreement.

12	INSURANCE

12.1	The Company shall purchase and maintain at its own expense, a professional indemnity insurance, public liability insurance, workmen’s compensation insurance, and such other insurance as may be necessary or reasonable in the circumstances and for an appropriate amount for any single or series of claims arising out of an event in connection with the Company’s Personnel and/or any Authorised Person and the Services to be carried out by the Company pursuant to this Agreement throughout the Term or for such other period as may be requested by the Commission.

12.2	The Company shall produce evidence on demand to the satisfaction of the Commission, of the insurance affected and maintained in accordance with this clause.

13	CONFLICT OF INTEREST

The Company undertakes to ensure that none of the Company’s Personnel assigned to the Services shall engage, directly or indirectly, either in his name or through the Company in any other business or professional activities related to the Services other than the performance of his duties or assignment under this Agreement.

14	INDEPENDENT CONTRACTOR

Nothing contained herein shall be construed as establishing or creating between the Commission and the Company the relationship of master and servant or principal and agent, it being understood that the position of the Company is that of an independent contractor.

15	CONFIDENTIALITY

15.1	The Confidential Information furnished by the Commission and all reproductions or reductions to writing made thereof shall be and shall remain the exclusive property of the Commission.

15.2	The disclosure of the Confidential Information herein shall not be construed as the granting of a licence under any patent, copyright, trade secret or other proprietary rights by the Commission to any party or person or implying any obligation other than specifically stated herein.

15.3	The Company acknowledges that the Confidential Information constitutes valuable trade secrets, and the Company agrees that:

(a)	it shall use the Confidential Information of the Commission solely in accordance with the provisions of this Agreement and will not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party without the Commission’s prior written consent;

(b)	it shall refrain from copying, reproducing and reducing to writing or any other form of recording any part thereof except as may be reasonably necessary under this Agreement;

(c)	it shall refrain from disclosing the Confidential Information whether to the Company’s Personnel or any Authorised Person except to such of the Company’s Personnel or any Authorised Person only on a need to know basis or whose services are appropriately required in connection with the Services and where disclosure is made to the Company’s Personnel or any Authorised Person, it is made upon the undertaking to comply with the confidentiality and non-disclosure obligations of this Agreement; and

(d)	it shall apply no lesser security measures and degree of care thereto than those which the Company applies to its own confidential or proprietary information and which the Company warrants as providing adequate protection on such information from unauthorized use or disclosure.

15.4	Subject to subclause 15.11 below, the Company, the Company’s Personnel or any Authorised Person shall not at any time communicate to any person or body or entity, any Confidential lnformation disclosed to it for the purpose of the Services or discovered by it in the course of the performance of the Services, nor shall the Company or the Company’s Personnel or any Authorised Person make public any information as to the recommendations, assessments and opinions formulated in the course of or as a result of the performance of the Services.

15.5	The Company undertakes to ensure that this obligation of confidentiality is complied with by the Company’s Personnel or any Authorised Person. The Company shall not make or cause to be made by any press statement or other news release any matter whatsoever relating to the Services nor publish or cause to be published any material whatsoever relating to the Services without the prior written approval of the Commission.

15.6	The Company shall not copy, reproduce or reduce to writing samples, models, computer programmes, drawings, documents or other Confidential Information furnished by the Commission containing the Confidential Information or any part thereof unless and to the extent as is necessary for the Services.

15.7	If the Company ceases to be engaged pursuant to the Services and under this Agreement, the Company shall promptly return or destroy, at its own cost and expense, all samples, models, computer programmes, drawings, documents and other instruments furnished by the Commission containing the Confidential Information and all copies reproductions or reductions to writing made thereof.

15.8	Upon receipt of a written notification from the Commission at any time, the Company shall promptly return or destroy (as directed by the Commission) all of the Confidential Information in the Company’s possession, and no Confidential Information shall thereafter be retained in any form by the Company. In the event the Company is directed by the Commission to destroy the Confidential Information, the Company shall, promptly upon such destruction, certify in writing to the Commission that all of the Confidential Information has been destroyed. Notwithstanding the foregoing, the Company shall have the right to retain confidential copies of the final work product or deliverables for its internal confidential records and shall not release the confidential copies of the final work or deliverables to other third party without prior consent of the Commission.

15.9	The Company shall be liable for:

(a)	any loss, theft or other inadvertent disclosure of the Confidential Information; and

(b)	any unauthorised disclosure of the Confidential Information by the Company’s Personnel or Authorised Person (including but not limited to, former, present and future Company’s Personnel or Authorised Person), third parties or other persons or entities to whom the Company under this Agreement has the right to disclose the Confidential Information, except that the Company shall not be liable for such inadvertent or unauthorised disclosure if it has used the same security measures and degree of care in safeguarding such Confidential Information as it uses for its own confidential information of like importance.

15.10	Notwithstanding subclause 15.9 above, the Company shall in any event whatsoever:

(a)	use not less than a reasonable degree of care; and

(b)	upon becoming aware of such inadvertent or unauthorised disclosure, notify the Commission thereof and take all reasonable measures to mitigate the effects of such disclosure and to prevent any further disclosure.

15.11	The Parties acknowledge that the Company may disclose the Confidential Information upon prior written consent of the Commission subject to any conditions that the Commission may impose from time to time. In the event the Commission gives such consent, the Company warrants that any person or entities to which the Confidential Information is disclosed will be bound and will abide by the terms of this Agreement and such other conditions that the Commission may impose.

15.12	The Company shall not be prevented to disclose the Confidential Information if such disclosure,

(a)	involves information or document that is:

(i)	publicly available;

(ii)	obtained by the Company from third parties without restrictions on disclosure; or

(iii)	independently developed by the Company without reference to the Confidential Information;

(b)	is in response to a valid order of the Court; or

(c)	is otherwise required by law, provided that the Company, to the extent reasonably possible,

(i)	has first given prior written notice to the Commission;

(ii)	made reasonable effort to protect the Confidential Information in connection with such disclosure; and

(iii)	cooperate with the Commission in limiting the scope of the proposed use of disclosure and or obtaining appropriate means for protecting the confidentiality of the Confidential Information.

15.13	Subject to subclause 15.12 above, the foregoing obligation of confidentiality shall survive the expiration or termination of this Agreement.

16	COMPLIANCE WITH THE LAW

The Company shall comply with all applicable laws in force in Malaysia in relation to the execution of the Services and shall keep the Commission indemnified against all penalties and liabilities of every kind for such breach of any such written law.

17	ASSISTANCE IN INQUIRY, ARBITRATION OR LITIGATION

The Company shall, if so required by the Commission, before and after completion of the Services, assist and advise the Commission with regard to any matter or issue which may be the subject of arbitration, inquiry or litigation and if and when so required by the Commission, shall attend and give evidence or otherwise assist the Commission before any court or in any arbitration or at any inquiry dealing with any matter arising from or in connection with the execution of this Agreement or the Services..

18	FORCE MAJEURE

18.1	lf either the Commission or the Company is unable by reason of force majeure to meet any of its obligations under this Agreement, and if such Party gives to the other Party written notice of the event within fourteen (14) days after its occurrence, such obligations of the Party as is unable to perform by reason of the event shall be suspended for as long as the inability continues. lf the event shall continue beyond the duration of thirty (30) days from the date of the notice issued under this clause, this Agreement may be terminated accordingly by either the Commission or the Company.

18.2	The Commission or the Company shall not be liable for loss or damage sustained by such arising from the event referred to in subclause 18.1 above or delays arising from such event.

18.3	The term “force majeure” as employed herein shall mean acts of God, strikes, wars, insurrection, riots, epidemics, landslides, earthquakes, storms, lightning, floods, civil disturbances, legislative and regulatory actions, explosions and any other similar events not within the control of either Party and which by the exercise of due diligence neither Party is able to avoid or overcome.

18.4	For the avoidance of doubt, the Parties shall continue to perform the obligations not affected, delayed or interrupted by an event of force majeure and such obligations shall continue in full force and effect.

19	INDEMNITY

19.1	General Indemnity

The Company shall indemnify and keep indemnified, protect and defend at its own cost and expense, the Commission, its Commission Members, Chairman, officers, employees and agents from and/or against all actions, suits, claim or demands, proceedings, losses, damages, compensation, costs (including legal cost), charges and expenses whatsoever to which the Commission shall or may be or become liable in respect of or arising from out of acts done by the Company or the Company’s Personnel or Authorised Person in the provisioning of the Services under this Agreement.

19.2	Intellectual Property Rights Indemnity

19.2.1	The Company shall indemnify and hold harmless the Commission and its Commission Members, Chairman, officers, employees and agents against all costs, claims, demands, expenses and liabilities of whatsoever nature arising out of or in connection with any claim where such action is based on an infringement or violation of any patent, copyright, trade secret, licence or any other proprietary rights of any third party (“intellectual property rights infringement”).

19.2.2	In the event of such intellectual property rights infringement or the Commission is advised by legal counsel that such use or possession of the material supplied by the Company under this Agreement is likely to constitute such an infringement, the Company shall promptly and at its own cost and expense:

(a)	procure for the Commission the right to continue using the intellectual property rights without any infringement; or

(b)	modify or replace the material supplied without detracting from its overall performance so as to avoid the infringement in which event the Company shall compensate the Commission for the amount of direct loss and/or damage sustained or incurred by the Commission during such modification or replacement; or

(c)	if paragraphs 19.2.2(a) and (b) above cannot be accomplished on reasonable terms, remove the material and refund the Fees or on a pro-rated basis to the Commission. In addition, the Company shall indemnify the Commission for any cost, loss or damage suffered or incurred as a result of the infringement.

19.2.3	The Parties hereby agree that the obligation as to the intellectual property rights infringement shall survive the expiration or any termination of this Agreement.

20	DELAY, EXTENSION OF TIME AND LIQUIDATED DAMAGES

20.1	It shall be the duty of the Company at all times to use all reasonable endeavours to prevent and/or minimise any delay and to do all that may reasonably be required to adhere to the timelines set out in this Agreement.

20.2	In the event of delay to complete the Services or any part thereof within the agreed stipulated time frame in accordance with Schedule B to this Agreement, the Company shall notify the Commission of the delay and provide reason(s) for the delay. Upon receipt of the notice, the Commission may in its discretion, extend the delivery time frame.

20.3	If the Company, because of the fault on its part, fails to complete the Services (or any part thereof) on or before the End Date, or any other timeline set out in Schedule A to this Agreement, the Company shall pay the Commission, as and by way of liquidated damages for any loss or damage sustained by the Commission resulting from the said failure, from the End Date, or any other timeline set out in Schedule A to this Agreement, to the date on which the Company actually completes the Services (or any part thereof), at the rate of one percent (1%) of the Fees per each day of delay for up to a maximum of twenty percent (20%) of the Fees PROVIDED ALWAYS that the Commission shall have the sole discretion to decide and proceed with the abovementioned liquidated damages through monetary deduction against the payment(s) of the Fees or the drawdown of the Performance Bond.

20.4	The payment of liquidated damages shall not in any way relieve the Company from any of its obligations under this Agreement.

20.5	If there is no improvement on the part of the Company after the imposition of liquidated damages under subclause 20.3 above, the Commission shall have the right to suspend the performance of the Services pursuant to clause 21 of this Agreement or terminate this Agreement pursuant to clause 22 of this Agreement.

21	SUSPENSION OF SERVICES

21.1	Without prejudice to the Commission’s rights under clauses 20 and 22 of this Agreement, the Commission may at any time by giving not less than seven (7) Business Days’ notice in writing to the Company require the Company forthwith to suspend the performance of the Services or any part thereof under this Agreement (hereinafter referred to as “Suspension Notice”).

21.2	If the Commission does not require the Company to resume performance of the Services so suspended within a period of six (6) months from the date of the Suspension Notice under subclause 21.1 above then upon expiry of the said six-(6)-month period either Party may terminate this Agreement by giving the other written notice to that effect, such termination having effect from the date of such notice.

21.3	Upon suspension of the whole (or any part thereof) of the Services and/or provisioning of deliverables by the Company under subclause 21.1 above, the Commission shall take immediate steps to bring to an end the Services (or any part thereof) in an orderly manner but with all reasonable speed and economy and shall discontinue making commitments in so far as is practicable and shall cause to be delivered to the Commission the deliverables specified to be owned by the Commission that have been prepared by the Company as at the date of such suspension.

21.4	If the performance of the Services or any part thereof are suspended, otherwise than by reason of some default by the Company, the Commission shall pay to the Company and the Company shall accept in full and final satisfaction of any claim which he may have in respect of such suspension, that portion of the Fees properly and not unreasonably or prematurely incurred by the Company in connection with the performance of the Services up to the date of such suspension, less all payments made by the Commission in respect of the Fees, and the Company shall accept the same as the full and final settlement in respect of the Services.

21.5	In any case in which the Commission has required the Company to suspend the Services or any part thereof under subclause 21.1 above, the Commission may, at any time within the aforesaid period of six (6) months from the date of the Suspension Notice, require the Company by seven (7) Business Days’ notice in writing, or such other period as may be agreed between the Parties, to resume the performance of the Services in accordance with the provisions of this Agreement.

21.6	In the event that the Commission instructs the Company to resume the Services after suspension in whole or in part as a result of some default by the Company then the Company shall not be entitled to payments whatsoever in respect of the period of suspension save in respect of any part of the Services not so suspended nor to any costs of demobilising or re-mobilising such Services.

22	TERMINATION

22.1	The Commission may, by twenty-one (21) Business Days’ written notice to the Company, terminate this Agreement if the Company is in breach of any fundamental terms or conditions or other provisions of this Agreement and has failed to remedy the breach having been given fourteen (14) Business Days’ written notice to do so.

22.2	Notwithstanding subclause 22.1 above, the Commission may terminate this Agreement forthwith if:

(a)	A compromise or arrangement is proposed between the Company and its creditors or any class of them or between it and its members or any class of them;

(b)	A petition for its winding up has been presented against the Company in a court of competent jurisdiction;

(c)	The Company is unable to pay its debt; or

(d)	The Company ceases to carry on its business.

22.3	The failure on the part of the Company to perform any part of the Services within the agreed period or its extension thereof to the satisfaction of the Commission shall be construed as a breach of a fundamental term of the Agreement under subclause 22.1 above, for which the Commission may exercise its right to terminate this Agreement under this clause.

22.4	The Commission shall be entitled, without prejudice to its rights and remedies under the law, to appoint a third party to complete the Services and all costs and expenses reasonably incurred by the Commission in this regard shall be payable by the Company, non-payment of which shall be a civil debt due to the Commission and shall be recoverable upon demand by Commission.

22.5	Without prejudice to subclause 22.4 above, if this Agreement is terminated by the Commission pursuant to any of events specified hereinabove, the Commission shall be entitled to claim for any and all losses, damages, expenses and costs that may be suffered by the Commission as a result of the termination.

22.6	The termination of this Agreement for any cause whatsoever shall not affect any accrued rights or liabilities of either party nor the coming into or continuance in force of any provision hereof, which is expressly or by implication intended to come into or continue in force on or after such termination or cessation.

22.7	Any right or remedy to which either party is or may become entitled under this Agreement and in law or in consequence of the other’s conduct, may be enforced from time to time separately or concurrently with any right or remedy given by this Agreement or arising by operation of law, and such rights and remedies are not exclusive of the other(s), but cumulative.

22.8	Notwithstanding anything to the contrary herein, the Commission may terminate this Agreement at any time during the Term without cause or without assigning any reason by giving twenty-one (21) Business Days’ written notice to the Company.

23	INTELLECTUAL PROPERTY RIGHTS

23.1	In consideration of the Fees and its consent, the Company hereby assigns the Intellectual Property Rights (as defined below) in all work product(s) generated by Company in the performance of the Services, including, but not limited to, any and all deliverables, reports, records, information, notes, material, drawings, diagrams, formulae, processes, technology, firmware, software, know-how, designs, ideas, discoveries, improvements and any other documents prepared by the Company (hereinafter referred to as “Materials”) and associated with its provisioning, performance and contributions in the Services to the absolute discretion of the Commission to utilise it in any manner of the Intellectual Property Rights, throughout the Term and at all times thereafter.

The “Intellectual Property Rights” shall mean patents, trademarks, service marks, trade names, registered designs, designs, copyrights and other forms of intellectual or industrial property, know-how, inventions, formulae, confidential or secret processes, trade secrets and proprietary confidential information, as well as any and all moral rights, rights of privacy, publicity and similar rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and any other protected rights and assets, and any licenses and permissions in connection therewith, in each case in any part of the world and whether or not registered or registrable and for the full period thereof and all extensions and renewals thereof, and all applications for registration in connection with the foregoing.

23.2	The Company warrants that the Materials shall not infringe any Intellectual Property Rights of any third party. In the event that Company integrates any work that was previously created by the Company into any part of the Materials, the Company shall grant to, and the Commission is hereby granted, a worldwide, royalty-free, perpetual, irrevocable licence to exploit the incorporated items, including the Intellectual Property Rights, in connection with the Materials in any manner that the Commission deems appropriate. The Company further warrants that any third party’s Intellectual Property Rights contained in the Materials has been licensed by such third party for use by the Commission and it shall not knowingly incorporate into any part of the Materials any content that would infringe any Intellectual Property Rights of any third party.

23.3	For avoidance of doubt, it is agreed that the Intellectual Property Rights in and to the Materials prepared by the Company for the purpose of this Agreement shall be vested in the Commission. The Company hereby understands and agrees that it has no right to prevent further use of the Intellectual Property Rights already assigned to the Commission under subclause 23.1 above and also this subclause, and further, no right to make any claim for payment of either fee, royalty, contribution or otherwise charitable in nature from the Commission following the use or exploitation of the Intellectual Property Rights apart from the Fees that it is entitled to receive under this Agreement.

23.4	This clause shall, in principle, survive the expiration or termination of this Agreement.

24	WAIVER AND FORBEARANCE

24.1	The waiver by the Commission or the Company of a breach by the other of any covenant, obligation or provision in this Agreement does not operate as a waiver of another or continuing breach by the other Party of the same or any other covenant, obligation or provision in this Agreement. Any waiver by either Party hereto of a breach or default of any provision to this Agreement shall be in writing.

24.2	For the avoidance of doubt, knowledge of and acquiescence in by either the Commission or the Company, of any breach of any of the provisions in this Agreement shall not operate as or be deemed to be a waiver of such provision.

25	REMEDIES CUMULATIVE

Each right, power and remedy provided for herein or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative, and the exercise or the forbearance of exercise by any Party of one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all such other rights, powers or remedies.

26	AMBIGUITIES

Each Party has participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

27	SEVERABILITY

27.1	lf any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be deleted from this Agreement, and any such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement.

27.2	lf any provision or part thereof of this Agreement is deleted in accordance with the provision of this clause, then this deleted provision shall be replaced, to the extent possible, with a legally enforceable and valid provision that is as similar in tenor to the deleted provision as is legally possible.

28	NOTICES

28.1	All communications between the Parties with respect to this Agreement shall be in writing and forwarded to the address set out below or to such address as a Party may from time to time notify the other by hand or if by fax then followed by post.

28.2	All communications shall be deemed to have been duly served:

(a)	if by hand or by courier, on the date of receipt;

(b)	if by facsimile, on the Business Day following the transmission of the message with printed confirmation of the successful transmission thereof; and

(c)	if by email, upon acknowledgment of receipt of the email sent by the recipient of the email to the sender.

28.3	The address for service and correspondence made under this Agreement are as follows:

For the Commission:

Principal Address:	MALAYSIAN COMMUNICATIONS
AND MULTIMEDIA COMMISSION
MCMC HQ Tower 1
Jalan lmpact, Cyber 6
63000 Cyberjaya
Selangor Darul Ehsan

Attention:	Shirley Tan Shuo Ling

Tel No:	+60 3 8688 8492
Fax No:	+60 38688 1000
Email:	shirley.tan@mcmc.gov.my

For the Company

Address:	DNF GROUP SDN. BHD.
[Company Registration No.: 200801028476 (829803-X)]
L-08-02, Wisma IAV,
86, Jalan Pasar, Pudu,
55100 Wilayah Persekutuan Kuala Lumpur

Attention:	Dato’ AC Mizal Dato’ Zaini Director

Fax No:	N/A
Tel No:	+6011 6068 8208
Email:	haliza.hamzah@suketv.com

29	TIME

Time wherever mentioned shall be of the essence of this Agreement.

30	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respect in accordance with the laws of Malaysia and the Parties submit to the exclusive jurisdiction of the courts of Malaysia in all matters connected with the obligations and liabilities of the Parties under this Agreement.

31	COST AND STAMP DUTY

Both Parties shall bear their own respective costs and expenses incurred in connection with the preparation of this Agreement and the transaction contemplated hereunder, including legal fees and other advisory fees. The Company shall pay or cause to be paid all fees or other charges payable on or incidental to the execution, issue, delivery and registration of this Agreement and any documents related thereto, including all stamp duties, registration fees and other taxes to which this Agreement is or may at any time be subject to.

32	SUCCESSORS IN TITLE

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors-in-title, authorised representatives and permitted assigns of the Parties hereto.

33	PREVAILING CLAUSE

lf there is any inconsistency:

(a)	between the main body of this Agreement and the appendices, the main body of this Agreement shall prevail to the extent of such inconsistency;

(b)	between any two or more provisions of this Agreement, the specific provision shall take precedence over a general one; and where an interpretation based on this rule is not possible, the later provision in order of numbering shall prevail over the earlier one; and

(c)	between any schedules or documents otherwise referred to in this Agreement, the specific document shall take precedence over the general document; and where an interpretation based on this rule is not possible, the later document in order of its date of preparation shall prevail over the earlier document.

34	ANTI-CORRUPTION AND UNETHICAL PRACTICES

34.1	Both Parties shall comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption, maintain adequate internal controls and record all transactions in its books and records with respect to any matter arising out of this agreement, and promptly report to the other for any breach and shall take such steps as may be reasonably required in order to ameliorate such breach (hereinafter collectively referred as “Relevant Obligations”).

34.2	Both Parties shall ensure all persons associated including, its employees, agents, contractors, sub-contractors, nominated sub-contractors and agents in connection with this Agreement (hereinafter collectively referred to as “Associates”), on the basis of a written contract, are bound by the Relevant Obligations.

34.3	Both Parties shall be responsible for the due observance and performance of this obligations by the Associates and agree to be directly liable to the other Party for any breach by the Associates.

34.4	Both Parties agree and acknowledge that the breach of the Relevant Obligations shall be deemed as a material breach and the other Party may without prejudice to other rights under this Agreement or at law, terminate this Agreement without any payment of compensation to the other Party.

35	ENTIRE AGREEMENT

35.1	This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions of the Parties.

35.2	Any and all amendments, modifications or variations of this Agreement must be made by mutual agreement of the Parties and must be in writing and signed by an authorised official of both Parties. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived in whole or in part, except by such written agreement of the Parties hereto.

35.3	This Agreement shall come into force on the Commencement Date or the date of this Agreement irrespective of the diverse dates upon which they may have each executed this Agreement respectively.

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IN WITNESS WHEREOF the Parties have hereunto set their hands the day and year first above written.

Signed by
for and on behalf of	)
MALAYSIAN COMMUNICATIONS	)
AND MULTIMEDIA COMMISSION	)/s/ Datuk Zurkarnain Mohd Yasin
Name: Datuk Zurkarnain Mohd Yasin Designation: Deputy Managing Director

Signed by	)
For and on behalf of	)
DNF GROUP SDN. BHD.	)
[Company Registration No.: 200801028476 (829803-X)]	)
/s/ Dato’ Mizal bin Dato’ Zaini
Name: Dato’ Mizal bin Dato’ Zaini Designation: Director

SCHEDULE A

(to be taken, read and construed as an integral part of the Agreement)

SCOPE OF SERVICES

The Scope of Services to be undertaken by the Company shall include, but is not limited to the following:

SUKETV as a media platform for the promotion and publicity of Malaysian Communications and Multimedia Commission (MCMC) policies, initiatives and programmes as well as raising awareness of initiatives like JENDELA, PAKEJ, NADI, PUPUK, KDB, and Cashless Society Programme.

The Company is required to submit planning reports for each milestone in accordance with the scope and also to submit the final report as specified by the Commission:

NO	PROGRAM	DETAILS (PERKARA)	TYPE OF SLOT AND FREQUENCY (JENIS SLOT DAN FREKUENSI)	REPETITION (ULANGAN)
1.	Drama	12 Negeri (Dialect) Kecuali Selangor & Wilayah Persekutuan	12 titles	1 TX + 4 repeats airtime
2.	Documentary	1. JENDELA & 5G 2. Online Safety 3. NADI 4. PAKEJ 5. Industry Developments (including Cashless, Digital Health, Agriculture, and Microsoft AI)	3 Episodes	1 TX + 3 repeats airtime
3.	Magazine (magazine type programme)	Berita Sebenarnya.my	10 Episodes	1 TX + 3 repeats airtime
4.	Talk Show	Suke Pagi	4 Slots	1 TX + 3 repeats airtime
5.	Capsule	Trivia	10 capsules	1 TX + 3 repeats airtime

Milestones Summary Table

Gantt Chart visualizing the timeline of milestones

B.	TIMELINE

Key Deliverables Schedule and Timeline

SCHEDULE B

(to be taken, read and construed as an integral part of the Agreement)

1.	Commencement Date	:	On the date of LOA acceptance (i.e. 3 February 2025).

2.	End Date	:	The end date of the Services which is within twelve (12) months from the Commencement Date

3.	Fees	:	The sum of Ringgit Malaysia Four Million Nine Hundred Sixty-Eight Thousand Only (RM4,968,000.00) inclusive of the Tax.

4.	Schedule of payment	:

MILESTONE 1: PRE-PRODUCTION

(Content Development & Planning)

The Pre-Production Phase is the foundation of the entire project. This stage involves research, creative ideation, scripting, casting, production planning, and securing filming locations. The success of this phase ensures a smooth transition into efficient and well-organized production in April.

The primary objectives in milestone one is:

1. Finalized concepts

2. Draft synopsis

3. Casting and location potential

4. Plan for logistics

5. Program scheduling and timeline

MILESTONE 2: PRODUCTION

(Execution & Shooting)

The Production Phase involves the actual filming of all content, with a tight execution plan to ensure efficiency while maintaining high production quality. Simultaneous shooting schedules will be implemented to maximize time and resources.

Our primary objectives in this milestone are:

1. Finalised scripts

2. Confirmation on talents and actors

3. Talents and actors contract signing

4. Filming of drama episodes, documentaries, and TV programs in alignment with MCMC guidelines.

MILESTONE 3: POST – PRODUCTION

(Editing, Compliance & Release)

The Post-Production Phase ensures that all filmed content is edited, refined, and made broadcast ready. It includes editing, sound design, compliance reviews, and marketing rollout strategies before the final pilot episode releases in June 2025.

The primary objectives in this milestone are:

1. Editing, sound design, visual effects

2. Regulatory review for all content before release

3. Launching of pilot episodes

No	Payment Schedule	Payment (%)
1	Upon proper execution and stamping of the Agreement and upon receipt of the Performance Bond; and 1st progress payment - Upon submission of a planning report for the first milestone of the deliverables, subject to the verification by the Commission	40
2	2nd progress payment - Upon completion of the first milestone in accordance with the planning report submitted subject to the verification by the Commission; and Upon submission of planning report for the second milestone of the deliverables, subject to the verification by the Commission	30
4	3rd progress payment - Upon submission of planning report for the third milestone of the deliverables, subject to the verification by the Commission; and Upon completion of the second milestone in accordance with the planning report subject to the verification by the Commission	20
5	Final Payment - Upon submission of Completion Report and 100% fulfilment of the Services subject to verification by the Commission	10
	TOTAL	100

SCHEDULE C

(to be taken, read and construed as an integral part of the Agreement)

A.	COMPANY’S PERSONNEL

No.	Name	Position / Role of Team member	Email Address
1.	Dato’ Mizal bin Dato’ Zaini	Project Manager	dac@suke.network
2.	Datin Emelia Rosnaida binti Abd Hamid	Asst. Project Manager	der@suke.network
3.	Gary Chaw Cheng Fei	Team	gary@suke.network
4.	Juani Jamalludin	Team	juani.jamalludin@suketv.com

B.	COMMISSION’S TEAM

No.	Name	Role	Dept/ Division	Email Address
1.	Shirley Tan Shuo Ling	Project Leader	Head CIRD	shirley.tan@mcmc.gov.my
2.	Norafiza Abu Seman	Team	Director II	norafiza.seman@mcmc.gov.my
3.	Nor Fakhira Md Zaid	Team	Asst Director	norfakhira.zaid@mcmc.gov.my